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                                                                     EXHIBIT 4.1


                              WISEWIRE CORPORATION
                           1996 AMENDED AND RESTATED
                         NON-EMPLOYEE STOCK OPTION PLAN

1.   PURPOSE.  The WiseWire Corporation 1996 Amended and Restated Non-Employee
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     Stock Option Plan (the "Plan") is being established to compensate non-
     employees providing consulting or other services to WiseWire Corporation (the "Company").

2.   ADMINISTRATION.  The Plan shall be administered by the Board of Directors
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     of the Company (the "Board") and/or by a duly appointed committee of the
     Board having such powers as shall be specified by the Board. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed and, unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted in the Plan, including, without limitation, the power to terminate or amend the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. All questions or interpretation of the Plan or of any options granted under the Plan (an "Option") shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan and/or any Option.

3.   ELIGIBILITY
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     a.    ELIGIBLE PERSONS. Options may be granted only to non-employees.
           The Board shall, in its sole discretion, determine which persons shall be granted Options (an "Optionee").

     b. TYPE OF OPTION WHICH MAY BE GRANTED. Non-employees may only be granted nonqualified stock options.

4.   SHARES SUBJECT TO OPTION.  Options shall be for the purchase of shares of
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     the authorized but unissued Common Stock or treasury shares of Common Stock of the Company (the "Stock"), subject to adjustment as provided in paragraph 8 below. The maximum number of shares of Stock which may be issued under the Plan shall be 79,600 shares. In the event that any outstanding Option for any reason expires or is terminated or canceled and/or shares of Stock subject to repurchase are repurchased by the Company, the shares allocable to the unexercised portion of such Option, or such repurchased shares, may again be subject to an Option grant.

5.   TIME FOR GRANTING OPTIONS.  All Options shall be granted, if at all, within
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     ten (10) years from the date the Plan is adopted by the Board.

6.   TERMS, CONDITIONS AND FORM OF OPTIONS.  Subject to the provisions of the
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     Plan, the Board shall determine for each Option (which need not be identical) the number of shares of Stock for which the Option shall be granted, the exercise price of the Option, the timing and terms of exercisability and vesting of the Option, and all other terms and
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     conditions of the Option not inconsistent with the Plan.  Options granted pursuant to the Plan shall be evidenced by written agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish, which agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:


     a. EXERCISE PRICE. The exercise price for each Option shall be established in the sole discretion of the Board in accordance with any applicable federal income tax rules and regulations which pertain to nonqualified stock options.

     b. EXERCISE PERIOD OF OPTIONS. The Board shall have the power to set the time or times within which each Option shall be exercisable or the event or events upon the occurrence of which all or a portion of each Option shall be exercisable and the term of each Option; provided, however, that no Option shall be exercisable after the expiration of ten (10) years after the date such Option is granted.

     c. PAYMENT OF EXERCISE PRICE. Payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made in cash, by check, by cash equivalent, by cashless exercise or by such other means as the Board may approve.

7.   STANDARD FORMS OF STOCK OPTION AGREEMENT.
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           NONQUALIFIED STOCK OPTIONS. Unless otherwise provided for by the
           Board at the time an Option is granted, an Option designated as a "Nonqualified Stock Option" shall comply with and be subject to the terms and conditions set forth in a form of nonqualified stock option agreement which shall be the same as the agreement set forth in Exhibit A.

8.   EFFECTIVE CHANGE IN STOCK SUBJECT TO PLAN.   Appropriate adjustments shall
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     be made in the number and class of shares of Stock subject to the Plan and to any outstanding Options and in the exercise price of any outstanding Options in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company.

9.   TRANSFER OF CONTROL.   An "Ownership Change" shall be deemed to have
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occurred in the event any of the following or any similar transaction occurs with respect to the Company:

     a. The direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company;

     b.    A merger or consolidation in which the Company is not the surviving party;
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     c.    The sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange, or transfer to one (1) or more subsidiary corporations of the Company); or

     d.    A liquidation or dissolution of the Company.

     In the event of an Ownership Change, all vested Options shall be (i) assumed or substituted for by the surviving entity on substantially similar terms to those provided for in this Agreement or (ii) the Optionee shall be paid the fair market value of his vested Options at the date of the Ownership Change, such determination as to which alternative shall apply and to all other matters, including but not limited to, the procedures to be followed by Optionees with respect to the surrender of their Options shall be made by the Board of Directors of the Company or a committee thereof.

10.  OPTIONS NON-TRANSFERABLE.  During the lifetime of the Optionee, the Option
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     shall be exercisable only by the Optionee.  No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution.

11.  TERMINATION OR AMENDMENT OF PLAN OR OPTIONS.  The Board, including any duly
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     appointed committee of the Board, may terminate or amend the Plan at any time. Provided, however, that no action, including, but not limited to, any amendment or suspension of the Plan shall be taken which would adversely affect the rights of any Optionee with respect to any Option to which the Optionee may be entitled hereunder on or prior to the date of such action.


     IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing WiseWire Corporation 1996 Amended and Restated Non-Employee Stock Option Plan was duly adopted by the Board of Directors of the Company this 26th day of June, 1997.



                              ______________________________
                              Ken Lang, Secretary